AXA EQUITABLE LIFE INSURANCE COMPANY

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT RIDER

Highest Anniversary Value to Age [85] GMDB

This Rider is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Rider which are introduced below. In this Rider, “we”, “our” and “us” mean AXA Equitable Life Insurance Company, “you” and “your” mean the Owner and “Rider” means this Rider.

The Effective Date of this Rider is [your Contract Date.]

I.	This Rider’s Guaranteed Minimum Death Benefit

Subject to the terms and conditions of this Rider, you will receive a Guaranteed Minimum Death Benefit (GMDB) with this flexible premium deferred fixed and variable Annuity Contract as described below. The GMDB is derived from a Benefit Base as described in Section II of this Rider. You must allocate amounts to the Protection with Investment Performance Account Investment Options to create a GMDB Benefit Base in order to receive benefits under this Rider. The GMDB Benefit Base is used solely to calculate the GMDB described in this Rider and its charge and does not provide a Cash Value or any minimum account value and cannot be withdrawn. Withdrawals from your Protection with Investment Performance Account Value will cause an adjustment to your GMDB Benefit Base as described in Section II. B. of this Rider.

Your GMDB Rider will terminate upon assignment or a change in ownership of the contract unless the new assignee or Owner meets the qualifications specified in the Termination provision of this Rider (Section VI.).

[The terms and conditions of a spouse’s right to continue the Contract upon the death of the Owner of this Contract (“Spousal Continuation”), are described in the Endorsement Applicable to [Non-Qualified] Contracts.]

The GMDB under the Contract will be the Highest Anniversary Value to Age [85] Benefit Base. The Rider describes the operation of the Highest Anniversary Value to Age [85] Benefit Base, the Effect of Withdrawals on your Benefit Base, the cost of this Rider and how this Rider may terminate.

Your Death Benefit amount under this Rider is determined by comparing the Protection with Investment Performance Account Value on the Payment Transaction Date to the Guaranteed Minimum Death Benefit on the date of death of the Owner. The greater amount is payable as the Death Benefit.

II.	Operation of the Guaranteed Minimum Death Benefit

A.	Annuity Account Value

“Annuity Account Value” as defined in Section 1.02 of your Contract means the sum of (i) your Protection with Investment Performance Account Value and (ii) your Investment Performance Account Value.

“Protection with Investment Performance Account Value” means the sum of the amounts held for you in the Protection with Investment Performance Account Investment Options, and if you have elected the Special [Money Market] Dollar Cost Averaging Program, the portion of the account for Special [Money Market] Dollar Cost Averaging to be transferred to the Protection Account Variable Investment Options. While Contributions and transfers to your Protection with Investment Performance Account Value create your GMDB as described in this Rider, your Protection with Investment Performance Account Value itself is not a guaranteed value. It is subject to Investment Fund performance as described in Sections 1.14 and 2.03 of your Contract.

“Investment Performance Account Value” means the sum of amounts held for you in the Investment Performance Account Investment Options and, if you have elected the Special [Money Market] Dollar Cost Averaging Program, the portion of the account for Special [Money Market] Dollar Cost Averaging to be transferred to the Investment Performance Account Investment Options.

The initial Protection with Investment Performance Account Investment Options and Investment Performance Account Investment Options are shown in the Data Pages. All terms and conditions of the Contract applicable to your Investment Options apply to the Protection with Investment Performance Account Investment Options and Investment Performance Account Investment Options. [Additional terms and conditions applicable to your Protection with Investment Performance Account Investment Option are described in the “Endorsement Applicable to Protection with Investment Performance Account Investment Options and the Endorsement Applicable to Special [Money Market] Dollar Cost Averaging.”]

B.	GMDB Benefit Base

Your GMDB Benefit Base is used to determine your GMDB described below. Your GMDB Benefit Base is also used to determine the cost of this Rider as described in Section V. Your GMDB Benefit Base is created or increased by allocating a Contribution as described in Part III of your Contract (“Contributions and Allocations”) or making a transfer, as described in Part IV of your Contract (“Transfers Among Investment Options”) from an Investment Performance Account Investment Option to a Protection with Investment Performance Account Investment Option. While this Rider is in effect, once amounts are allocated or transferred to the Protection with Investment Performance Account Investment Option, they may be transferred only among these Options. Additional transfer rules are described in the Data Pages.

Your GMDB Benefit Base is the Highest Anniversary Value to Age [85] Benefit Base (“Highest Anniversary Value Benefit Base”). Your initial Highest Anniversary Value Benefit Base is equal to your initial Contribution or transfer to the Protection with Investment Performance Account Investment Options. Thereafter, the Benefit Base will increase by the dollar amount of any subsequent Contribution or transfer from an Investment Performance Account Investment Option to a Protection with Investment Performance Account Investment Option, and the Benefit Base is adjusted for withdrawals. The way we calculate your Highest Anniversary Value Benefit Base is described below.

[The following text will appear when the Contract Owner elects the Extra Credit Contract with this Rider ]

[Any Credits provided under your Endorsement Applicable to Credits Applied to Annuity Account Value are not used for purposes of determining your Highest Anniversary Value Benefit Base. When you make a Contribution to the Protection with Investment Performance Account Value, only the amount of the Contribution, excluding any Credits, is included in determination of the Benefit Base. When you make a transfer from the Investment Performance Account Value to the Protection with Investment Performance Account Investment Options, the amount of any Credits that had been applied to the Investment Performance Account Value are considered transferred first and are not included in determination of the Benefit Base. Transfers to the Protection with Investment Performance Account Value do not increase the Benefit Base until an amount equal to the total amount of all Credits (before any earnings thereon) that were applied to the Investment Performance Account Value have been transferred to the Protection with Investment Performance Account Value.]

Your Investment Performance Account Value is not used for purposes of determining your Highest Anniversary Value Benefit Base. If we discontinue transfers and Contributions to the Protection with Investment Performance Account Investment Option, you will not, thereafter, be able to create or add to the Highest Anniversary Value Benefit Base.

III.	Highest Anniversary Value Benefit Base

On each Contract Date Anniversary up to the Contract Date Anniversary following your [85th] birthday, if the Protection with Investment Performance Account Value is greater than the current Highest Anniversary Value Benefit Base, the Highest Anniversary Value Benefit Base is reset to equal the Protection with Investment Performance Account Value.

IV.	Effect of Withdrawals on your Highest Anniversary Value Benefit Base

The Highest Anniversary Value Benefit Base will be reduced pro-rata by withdrawals from the Protection with Investment Performance Account Value.

A pro-rata reduction is determined as follows:

1) Divide the amount of the withdrawal by your Protection with Investment Performance Account Value immediately preceding the withdrawal;

2) Multiply the fraction calculated in (1) by the amount of your Highest Anniversary Value Benefit Base immediately preceding the withdrawal. This is the amount of the pro-rata reduction. We will make this reduction as of the Transaction Date of each withdrawal.

V.	The Cost of This Rider

The charge for this benefit is [0.25%] of the Highest Anniversary Value Benefit Base. This charge is based on the Highest Anniversary Value Benefit Base on your Contract Date Anniversary.

We will determine and deduct the above charge annually from your Protection with Investment Performance Account Value on each Contract Anniversary for which the Rider is in effect. We will deduct the above charges for the portion of any Contract Year in which this Rider is terminated pursuant to Section VI. of this Rider, a Death Benefit is paid pursuant to Section 6.02 of the Contract, the Annuity Account Value is applied to purchase an Annuity Benefit pursuant to Section 7.05 of the Contract, or the Contract is surrendered pursuant to Section 5.02 of the Contract.

The above charge will be deducted from the Protection with Investment Performance Account Value on a pro-rata basis.

VI.	Termination Provision of This Rider

This Rider may be terminated on either an automatic or voluntary basis. Automatic Terminations are described in the following paragraphs. Voluntary Terminations are described in the “Endorsement Applicable to the Termination of an Optional Guaranteed Income Benefit and/or the Termination or Change of an Optional Guaranteed Minimum Death Benefit Rider(s).”

This Rider will automatically terminate if (i) the Contract is continued under the Beneficiary Continuation Option, if applicable, or (ii) amounts under the Contract are applied to a supplementary contract to provide an annuity benefit including any benefit available on the Maturity Date, or (iii) except as provided below, you change the Owner of the Contract, or (iv) you make an absolute assignment of this Contract, or (v) termination is required by an endorsement to your Contract, or (vi) the Contract terminates, or (vii) Spousal Continuation is elected and the surviving spouse is age [76] or older as of the date of the Owner’s death, or (viii) the Protection with Investment Performance Account Value under this Rider falls to zero.

Upon effecting termination of this Rider as described in items (iii) and (iv) of the preceding paragraph, you must then either 1) withdraw your entire Protection with Investment Performance Account Value, or 2) transfer your entire Protection with Investment Performance Account Value to the Investment Performance Account Investment Options. Once you have terminated this Rider amounts may no longer be allocated to the Protection with Investment Performance Account Investment Options.

In accordance with clause (iii) in the above paragraph, this Rider will not terminate if either of the following occurs:

1.	a Contract owned by a Non-natural Owner, if the Owner is changed to an individual, this Rider will not terminate and its benefits will continue to be determined by the Annuitant, or Joint Annuitant, as applicable, at the time of ownership change.

2.	a Contract owned by an individual, if the Owner is changed to a trust and the beneficial owner(s) remains the former Owner or his or her family members, this Rider will not terminate and its benefits continue to be determined by the original Owner. “Family member” means members of the immediate family and other relatives. “Immediate family” means spouse, domestic partner, civil union partner, parent, child, adopted child, step child, brother and sister. “Other relatives” means grandparent, grandchildren, aunt, uncle, niece, nephew, and in-laws.

[Effect of Termination or Change of this Rider on your Death Benefit]

[Your Death Benefit is terminated automatically when this Rider is terminated. If you wish to change your Death Benefit, you may do so as described in the “Endorsement Applicable to the Termination of an Optional Guaranteed Income Benefit and/or the Termination or Change of an Optional Guaranteed Minimum Death Benefit Rider(s).”]

Upon the termination of this Rider, the charge for the Benefit, as shown in Section V. of this Rider, ends.

VII.	Special Rules Applicable to your Rider when the Owner is other than an Individual

For Contracts with Joint Owners, a GMDB that by its terms accumulates to the Contract Date Anniversary following the Owner’s [85th] birthday will instead accumulate to the Contract Date Anniversary following the [85th ] birthday of the older Joint Owner. Also, any Optional Reset provision which is limited to the Contract Date Anniversary following the Owner’s [85th ] birthday will instead be limited to the Contract Date Anniversary following the [85th ] birthday of the older Joint Owner.

For Contracts with Non-Natural Owners, a GMDB that by its terms accumulates to the Contract Date Anniversary following the Owner’s [85th ] birthday will instead accumulate to the Contract Date Anniversary following the [85th ] birthday of the Annuitant. Also, any Optional Reset provision which is limited to the Contract Date Anniversary following the Owner’s [85th] birthday will instead be limited to the Contract Date Anniversary following the [85th] birthday of the Annuitant. If there are Joint Annuitants named under Contracts with Non-Natural Owners, the GMDB will accumulate to the Contract Date Anniversary following the [85th] birthday of the older Joint Annuitant and any optional reset will be limited to the Contract Date Anniversary following the [85th] birthday of the older Joint Annuitant.

VIII.	Reports

The amount of the Death Benefit will be included on a report sent to you at least once each year until the Maturity Date, as described in Section 9.04 of the Contract.

AXA EQUITABLE LIFE INSURANCE COMPANY

[	[

Christopher M. Condron	Karen Field Hazin
Chairman, President and Chief Executive Officer]	Vice President, Secretary and Associate General Counsel]